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                                NOTICE OF FUNDING


TO:    COOL  CAN  TECHNOLOGIES,  INC.

TAKE NOTICE THAT, Bay Financial S.A. hereby elects to provide a tranche of funding pursuant to the funding agreement dated
October  24,  2001.

Bay Financial S.A. represents and warrants that all offers and sales by Bay Financial S.A. of the shares of Common Stock issuable to Bay Financial S.A. upon such funding shall be made in compliance with Regulation S, pursuant to registration of the Common Stock under the Securities Act of 1933, as amended(the 'Act') or pursuant to an exemption from registration under the Act.

BAY  FINANCIAL  S.A.

/s/ Richard Donaldson

______________________________
By  Its  Authorized  Signatory
Richard  W.  Donaldson

$50,000 U.S.
______________________________
AMOUNT  OF  FUNDING

October 24, 2001
______________________________
DATE